Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.9
AFLAC INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN

As amended and restated
effective January 1, 2009

AFLAC INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN
     Effective as of the 1st day of January, 2009, Aflac Incorporated (the “Controlling Company”) hereby amends and restates the Aflac Incorporated Executive Deferred Compensation Plan (the “Plan”).
BACKGROUND AND PURPOSE
     A. Background. The Plan was initially adopted effective as of January 1, 1999, and was subsequently amended. Effective January 1, 2009, the Plan, as set forth in this document, is intended and should be construed as a restatement and continuation of the Plan as previously in effect.
     B. Goal. The Controlling Company desires to provide its designated key management employees (and those of its affiliated companies that participate in the Plan) with an opportunity (i) to defer the receipt and income taxation of a portion of such employees’ annual compensation, and (ii) to the extent (if any) determined from time-to-time by the Controlling Company, to receive additional deferred compensation provided by the respective employers.
     C. Purpose. The purpose of the Plan document is to set forth the terms and conditions pursuant to which these deferrals may be made and to describe the nature and extent of the employees’ rights to their deferred amounts.
     D. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. It is intended that this Plan comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
STATEMENT OF AGREEMENT
     To amend and restate the Plan with the purposes and goals as hereinabove described, the Controlling Company hereby sets forth the terms and provisions of the Plan as follows:

AFLAC INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN

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EXHIBIT A	A-1

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ARTICLE I
DEFINITIONS
     For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.
     1.1 Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary. As determined by the Administrative Committee, an Account may be divided into separate subaccounts.
     1.2 Administrative Committee means the committee designated by the Compensation Committee to act on behalf of the Company to administer the Plan. If at any time the Compensation Committee has not designated an Administrative Committee, the Compensation Committee shall serve as the Administrative Committee. Subject to the limitation in Section 9.1 relating to decisions which affect solely their own benefits under the Plan, individuals who are management level employees and/or Participants may serve as members of the Administrative Committee. The Administrative Committee shall act on behalf of the Controlling Company to administer the Plan, all as provided in Article IX.
     1.3 Affiliate shall mean (i) with respect to a Participating Company, any corporation or other entity that is required to be aggregated with such Participating Company under Code Sections 414(b) or (c), and (ii) except as used in Sections 3.2(b), 5.2(f), 5.3 and 5.8, any other entity in which the Controlling Company has an ownership interest and which the Controlling Company designates as an Affiliate for purposes of the Plan. Notwithstanding the foregoing, for purposes of determining whether a Separation from Service has occurred with any Participating Company, the term “Affiliate” shall include such Participating Company and all entities that would be treated as a single employer with such Participating Company under Code Sections 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
     1.4 Annual Bonus shall mean, for a Participant for any Plan Year, that portion of an Eligible Employee’s compensation for that Plan Year payable before the Participant’s Separation from Service as an annual bonus under (i) the Aflac Management Incentive Plan or any successor plan thereto; or (ii) any annual sales-based bonus plan.
     1.5 Annual Bonus Contributions shall mean, for a Participant for any Plan Year, that portion of such Participant’s Annual Bonus deferred under the Plan pursuant to Section 3.2.
     1.6 Annual Bonus Election shall mean a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan all or a portion of his Annual Bonus.

     1.7 Base Salary shall mean, for a Participant for any Plan Year, the total of such Participant’s base salary, prior to any deductions, for such Plan Year payable before the Participant’s Separation from Service.
     1.8 Base Salary Contributions shall mean, for a Participant for each Plan Year, the portion of such Participant’s Base Salary deferred under the plan pursuant to Section 3.2.
     1.9 Beneficiary shall mean, with respect to a Participant, the person(s) designated in accordance with Section 11.1 to receive any death benefits that may be payable under the Plan upon the death of the Participant.
     1.10 Board shall mean the Board of Directors of the Controlling Company.
     1.11 Business Day shall mean each day on which the Trustee operates, and is open to the public, for its business.
     1.12 Change in Control.
          (a) General Definition. For purposes of a Participant’s Pre-409A Account, Change in Control shall mean the occurrence of any of the following events:
          (i) Any Person is or becomes the beneficial owner, directly or indirectly, of securities of the Controlling Company representing 30% or more of the combined voting power of the Controlling Company’s then outstanding securities; provided, for purposes of this subsection (i), securities acquired directly from the Controlling Company or its Affiliates shall not be taken into account as securities beneficially owned by such Person;
          (ii) During any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Controlling Company to effect a transaction described in subsection (i), (iii) or (iv) hereof) whose election by the Board or nomination for election by the Controlling Company’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
          (iii) The shareholders of the Controlling Company approve a merger or consolidation of the Controlling Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Controlling Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Controlling Company, at least 75% of the combined voting power of the voting securities of the Controlling Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Controlling

Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Controlling Company’s then outstanding securities; or
          (iv) The shareholders of the Controlling Company approve a plan of complete liquidation of the Controlling Company or an agreement for the sale or disposition by the Controlling Company of all or substantially all of the Controlling Company’s assets.
As used herein, the term “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof; provided, a Person shall not include (A) the Controlling Company or any of its subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Controlling Company or any of its subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Controlling Company in substantially the same proportions as their ownership of stock of the Controlling Company.
          (b) Payment Definition Under Code Section 409A. For purposes of a Participant’s Post-409A Account, “Change in Control” shall mean any of the events specified in (i), (ii), (iii) or (iv) below, subject to the rules described in subsection (v) below:
          (i) Any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Controlling Company that, together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Controlling Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Controlling Company (or issuance of stock of the Controlling Company) and stock in the Controlling Company remains outstanding after the transaction.
          (ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Controlling Company possessing 30 percent or more of the total voting power of the stock of the Controlling Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Controlling Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.
          (iii) A majority of members of the Controlling Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Controlling Company’s board of directors before the date of the appointment or election.
          (iv) Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Controlling Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Controlling Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Controlling Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
          (A) There is no Change in Control under this subsection (iv) when there is a transfer to an entity that is controlled by the shareholders of the Controlling Company immediately after the transfer, as provided in this subsection. A transfer of assets by the Controlling Company is not treated as a change in the ownership of such assets if the assets are transferred to:
          (1) A shareholder of the Controlling Company (immediately before the asset transfer) in exchange for or with respect to its stock;
          (2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Controlling Company;
          (3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Controlling Company; or
          (4) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (3) above.
          (B) For purposes of this subsection (iv) and except as otherwise provided in Treasury Regulations, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a company in which the Controlling Company has no ownership interest before the transaction, but that is a majority-owned subsidiary of the Controlling Company after the transaction, is not treated as a Change in Control.

          (v) Additional Rules.
          (A) Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase assets of the same corporation at the same time with respect to subsection (iv), or solely because they purchase or own stock of the same corporation at the same time with respect to subsections (i), (ii) and (iii). However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar business transaction with the Controlling Company. If a person, including an entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets (with respect to subsection (iv)) or stock (with respect to subsections (i), (ii) and (iii)), or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
          (B) Attribution of Stock Ownership. For purposes of this section, Code Section 318(a) applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulations Section 1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
          (C) Acquisition of Additional Control. If any one person, or more than one person acting as a group, is considered to effectively control the Controlling Company (as determined under subsections (ii) and (iii)), the acquisition of additional control of the Controlling Company by the same person or persons is not considered to cause a Change in Control under subsections (i), (ii) or (iii).
     1.13 Code shall mean the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.
     1.14 Company Stock shall mean the $.10 par value common stock of the Controlling Company.
     1.15 Company Stock Fund shall mean an Investment Fund, the rate of return of which shall be determined as if the amounts deemed invested therein have been invested in shares of Company Stock. The aggregate of all Company Stock Units under the Plan shall constitute the Company Stock Fund.

     1.16 Company Stock Unit shall mean an accounting entry that is equal in value at any time to the current fair market value of one share of Company Stock, and that represents an unsecured obligation to pay that amount to a Participant in accordance with the terms of the Plan. A Company Stock Unit shall not carry any voting, dividend or other similar rights and shall not constitute an option or any other right to acquire any equity securities of the Controlling Company.
     1.17 Compensation Committee shall mean the Compensation Committee of the Board.
     1.18 Controlling Company shall mean Aflac Incorporated, a Georgia corporation with its principal place of business in Columbus, Georgia.
     1.19 Deferral Contributions shall mean, for each Plan Year, a Participant’s Base Salary Contributions and Annual Bonus Contributions deferred under the Plan pursuant to Section 3.2.
     1.20 Discretionary Contributions shall mean the amount (if any) credited to a Participant’s Account pursuant to Section 3.4.
     1.21 Effective Date shall mean January 1, 2009, the date that this amendment and restatement of the Plan shall be effective. The Plan was initially effective on January 1, 1999.
     1.22 Eligible Employee shall mean, for a Plan Year, an individual who is a U.S.-based employee of a Participating Company and who is an officer (other than an Assistant Vice President) of such Participating Company. The Compensation Committee, from time to time and in its sole discretion, may designate such other individuals, on an individual basis or as part of a specified group, as eligible to participate in the Plan.
     1.23 Eligible TD Participant shall mean, for the allocation of Matching Contributions under Section 3.3(a), any Participant who during a Plan Year is classified as a Territory Director by the Participating Company that employs him and either (i) is actively employed as a Territory Director by an Affiliate as of the last day of such Plan Year, or (ii) is not in the active employ of an Affiliate on the last day of such Plan Year due to his death during such Plan Year.
     1.24 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.
     1.25 FICA Tax shall mean the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2).
     1.26 Financial Hardship shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s dependent [as defined in Code Section 152(a)] or, with respect to distributions upon Financial Hardship from a Participant’s Post-409A Account, the Participant’s Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Financial Hardship shall be determined by the Administrative Committee on the basis of the facts of each case, including information supplied by the Participant in accordance with uniform guidelines prescribed from time to time by the Administrative Committee; provided, the Participant will be deemed not to have a Financial Hardship to the extent that such hardship is or may be relieved:
          (a) Through reimbursement or compensation by insurance or otherwise;
          (b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or
          (c) By cessation of deferrals under the Plan.
Examples of what are not considered Financial Hardships include the need to send a Participant’s child to college or the desire to purchase a home.
     1.27 Investment Election shall mean an election, made in such form as the Administrative Committee may direct, pursuant to which a Participant may elect the Investment Funds in which the amounts credited to his Account shall be deemed to be invested.
     1.28 Investment Funds shall mean the investment funds selected from time to time by the Administrative Committee for purposes of determining the rate of return on amounts deemed invested pursuant to the terms of the Plan.
     1.29 Key Employee shall mean a Participant who is a “specified employee” as defined in Code Section 409A as of: (i) for a Participant who Separates from Service on or after the first day of a calendar year and before the first day of the fourth month of such calendar year, the December 31 of the second calendar year preceding the calendar year in which such Participant Separates from Service; or (ii) for any other Participant, the preceding December 31. For purposes of identifying Key Employees, the Participant’s compensation shall mean all of the items listed in Treasury Regulations Section 1.415(c)-2(b), and excluding all of the items listed in Treasury Regulations Section 1.415(c)-2(c).
     1.30 Matching Contributions shall mean, the amount (if any) credited to a Participant’s Account pursuant to Section 3.3.
     1.31 Participating Company shall mean, as of the Effective Date, the Controlling Company and its Affiliates that are designated by the Controlling Company on Exhibit A hereto as Participating Companies herein. In addition, any other Affiliate in the future may adopt the Plan with the consent of the Compensation Committee, and such Affiliate’s name shall be added to Exhibit A without the necessity of amending the Plan.
     1.32 Participant shall mean any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article II.
     1.33 Payment Date shall mean the date on which all or a portion of the Participant’s benefit is scheduled to be paid (in the case of a lump-sum payment) or commenced (in the case of installment payments) pursuant to the terms of the Plan.

     1.34 Plan shall mean the Aflac Incorporated Executive Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.
     1.35 Plan Year shall mean the 12-consecutive-month period ending on December 31 of each year.
     1.36 Post 409A Account shall mean the portion of a Participant’s Account that is not the Participant’s Pre-409A Account.
     1.37 Pre-409A Account shall mean the portion of a Participant’s Account attributable to the balance of the Participant’s Account that was earned and vested as of December 31, 2004.
     1.38 Salary Deferral Election shall mean a written, electronic or other form of election permitted by the Administrative Committee, pursuant to which a Participant may elect to defer under the Plan a portion of his Base Salary.
     1.39 Separate from Service or Separation from Service shall mean that a Participant separates from service with the Participating Company that is his employer and its Affiliates as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant Separates from Service if the Participant dies, retires or otherwise has a termination of employment with all Affiliates, determined in accordance with the following:
          (a) Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed 6 months, or, if longer, so long as the Participant retains a right to reemployment with an Affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such 6-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
          (b) Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must Separate from Service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to Affiliates as an employee and as a member of the Board of Directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan.

          (c) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliates and the Participant reasonably anticipate that (i) no further services will be performed after a certain date, or (ii) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to all Affiliates if the Participant has been providing services to all Affiliates less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection (a) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable 36-month (or shorter) period).
     1.40 Stock Option Contributions shall mean, with respect to a Participant who held an option to purchase shares of the Controlling Company awarded to the Participant under a stock option program of the Controlling Company that was earned and vested as of (or before) December 31, 2004, as determined under Code Section 409A, shares of Company Stock payable to the Participant upon his exercise of such option that were deferred under the Plan and contributed to the Participant’s Pre-409A Account pursuant to the terms of the Plan as in effect before January 1, 2009.
     1.41 Surviving Spouse shall mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s Surviving Spouse shall be made as of the date of such Participant’s death.
     1.42 Trust or Trust Agreement shall mean the separate agreement or agreements between the Controlling Company and the Trustee governing the Trust Fund, and all amendments thereto.
     1.43 Trust Fund shall mean the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
     1.44 Trustee shall mean the party or parties so designated from time to time pursuant to the terms of the Trust Agreement.

     1.45 Valuation Date shall mean each Business Day; provided, the value of an Account on a day other than a Valuation Date shall be the value determined as of the immediately preceding Valuation Date.

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     2.1 Eligibility.
          (a) Annual Participation. Each individual who is an Eligible Employee as of the first day of a Plan Year shall be eligible to participate in the Plan for the entire Plan Year.
          (b) Interim Plan Year Participation. Each individual who becomes an Eligible Employee during a Plan Year shall be eligible to participate in the Plan for a portion of such Plan Year. Such individual’s participation shall become effective as of the first day of the calendar month coinciding with or next following the date he becomes an Eligible Employee.
     2.2 Procedure for Admission.
          The Administrative Committee may require a Participant to complete such forms and provide such data as the Administrative Committee determines in its sole discretion. Such forms and data may include, without limitation, a Salary Deferral Election, an Annual Bonus Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation of a Beneficiary to receive any death benefits payable hereunder.
     2.3 Cessation of Eligibility.
          The Administrative Committee may remove an employee from active participation in the Plan if he ceases to satisfy the criteria which qualified him as an Eligible Employee, in which case his contributions under the Plan shall not apply to compensation earned in any Plan Year after the Plan Year in which he ceases to satisfy the criteria which qualified him as an Eligible Employee. Following a Participant’s Separation from Service, no further Deferral Contributions will be made to the Plan for such Participant. Even if his active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his vested Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his Account shall continue to be credited with earnings as provided for in Section 3.6.

ARTICLE III
PARTICIPANTS’ ACCOUNTS; DEFERRALS AND CREDITING
     3.1 Participants’ Accounts.
          (a) Establishment of Accounts. The Administrative Committee shall establish and maintain an Account on behalf of each Participant. Each Account shall be credited with (i) Deferral Contributions (separated as necessary or helpful into Base Salary Contributions and Annual Bonus Contributions), (ii) Matching Contributions, (iii) Discretionary Contributions, (iv) Stock Option Contributions, and (v) earnings attributable to such Account, and shall be debited by the amount of all distributions. Each Account shall be subdivided into a Pre-409A Account and a Post-409A Account, which shall be separately accounted for under the Plan. Each Account of a Participant shall be maintained until the value thereof has been distributed to or on behalf of such Participant or his Beneficiary.
          (b) Nature of Contributions and Accounts. The amounts credited to a Participant’s Account shall be represented solely by bookkeeping entries. Except as provided in Article VIII, no monies or other assets shall actually be set aside for such Participant, and all payments to a Participant under the Plan shall be made from the general assets of the Participating Companies.
          (c) Several Liabilities. Each Participating Company shall be severally (and not jointly) liable for the payment of benefits under the Plan in an amount equal to the total of (i) all undistributed Deferral Contributions, (ii) all undistributed Matching Contributions, (iii) all undistributed Discretionary Contributions, (iv) all undistributed Stock Option Contributions, and (v) all investment earnings attributable to the amounts described in clauses (i)-(iv) hereof. The Administrative Committee shall allocate the total liability to pay benefits under the Plan among the Participating Companies, and the Administrative Committee’s determination shall be final and binding.
          (d) General Creditors. Any assets which may be acquired by a Participating Company in anticipation of its obligations under the Plan shall be part of the general assets of such Participating Company. A Participating Company’s obligation to pay benefits under the Plan constitutes a mere promise of such Participating Company to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of such Participating Company.
     3.2 Deferral Contributions.
          Subject to the suspension period provided in Section 6.4(b), each Eligible Employee who is eligible to participate in the Plan for all or any portion of a Plan Year may elect to have Deferral Contributions made on his behalf for such Plan Year by completing and delivering to the Administrative Committee (or its designee) a Salary Deferral Election and/or an Annual Bonus Election, setting forth the terms of his election(s). Subject to the terms and conditions set forth below, a Salary Deferral Election may provide for the reduction of an

Eligible Employee’s Base Salary earned during the Plan Year for which the Salary Deferral Election is in effect, and an Annual Bonus Election shall provide for the reduction of an Eligible Employee’s Annual Bonus earned during the Plan Year for which the Annual Bonus Election is in effect. The following terms shall apply to such elections:
          (a) Effective Date.
          (i) General Deadline. A Participant’s Salary Deferral Election and Annual Bonus Election for the compensation earned during a Plan Year must be made before the first day of such Plan Year, except as provided in subsection (ii) below.
          (ii) Special Rule for New Participants.
          (A) Salary Deferrals. If a Participant initially becomes an Eligible Employee (determined in accordance with Code Section 409A) and does not make an initial Salary Deferral Election within the time period set forth in subsection (i) above, such Participant may make a prospective Salary Deferral Election (but not an Annual Bonus Election, except as provided in subsection (B)) either before or within 30 days after the date on which his participation becomes effective. Such election will apply to the Participant’s Base Salary for services performed after the Salary Deferral Election is made, starting with the second payroll period that begins after the 30-day period commencing on the date on which the Participant’s participation becomes effective.
          (B) Bonus Deferrals. If an individual is newly hired as an Eligible Employee during a Plan Year and is classified, on his or her hire date, as a Territory Director, and such Participant does not make an initial Annual Bonus Election within the time period set forth in subsection (i) above, such Participant may make a prospective Annual Bonus Election either before or within 30 days after the date on which his participation becomes effective. The amount of the Participant’s Annual Bonus deferred for the initial year of participation will not exceed the amount of the Annual Bonus, prorated for the portion of the performance period remaining in the Plan Year on the date when the Annual Bonus Election is made.
          (C) Rehires. If a former Eligible Employee again becomes an Eligible Employee under the Plan within 24 months after he ceased to be eligible under the Plan, such individual shall not be treated as newly eligible under the Plan upon return to eligible status for purposes of this subsection (ii).
          (b) Term and Irrevocability of Election. An Eligible Employee may change his Salary Deferral Election and/or Annual Bonus Election for the Plan Year any time prior to the deadlines specified in subsections (a)(i) or (a)(ii) above (as applicable to the Participant), only to the extent (if any) permitted by, and subject to any restrictions or procedures determined by, the Administrative Committee. Upon the latest of the deadlines specified in (a)(i) or (a)(ii) above that applies to an Eligible Employee, such Eligible Employee’s Salary Deferral Election and/or Annual Bonus Election, or failure to elect, shall become irrevocable for the Plan Year except as provided under this subsection (b). Each Participant’s Salary Deferral Election and Annual Bonus Election shall remain in effect only for the Plan Year for which it is made. A Participant’s Salary Deferral Election and Annual Bonus Election shall be cancelled on the date the Participant receives a hardship distribution under an Affiliate’s tax-qualified retirement plan, but only to the extent that plan provides that a hardship distribution will be deemed necessary to satisfy an immediate and heavy financial need if the employee is prohibited from making elective contributions and employee contributions to all plans maintained by his employer for a period following the hardship distribution. A Participant’s Salary Deferral Election and Annual Bonus Election shall also be cancelled on the date the Participant Separates from Service. A Participant’s Salary Deferral Election and Annual Bonus Election may be cancelled in the discretion of the Administrative Committee as permitted under Code Section 409A (for example, on the date the Participant receives an unforeseeable emergency distribution pursuant to Code Section 409A, or hardship distribution under Treasury Regulations Section 1.401(k)-1(d)(3), under any plan maintained by an Affiliate); provided, the Participant shall not have a direct or indirect election regarding whether his Salary Deferral Election or Annual Bonus Election will be calculated pursuant to this sentence. If a Participant is transferred from the employment of one participating company to the employment of another participating company, his Salary Deferral Election and Annual Bonus Election with the first participating company will remain in effect and will apply to his compensation from the second participating company until terminated in accordance with this subsection.
          (c) Amount.
          (i) Salary Deferrals. A Participant may elect to defer his Base Salary payable in each regular paycheck in 1% increments, up to a maximum of 75% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year). An Eligible TD Participant may elect, in lieu of a percentage, to defer a specified dollar amount from his Base Salary payable in each regular paycheck. Notwithstanding the foregoing, a Participant’s deferral for a paycheck shall not exceed the amount of his Base Salary payable in such paycheck equal to the amount remaining after required FICA Tax withholdings and any income tax withholding related to such FICA Tax amount.
          (ii) Bonus Deferrals. The Participant may elect to defer his Annual Bonus up to 100% (or such other maximum percentage and/or amount, if any, established by the Administrative Committee from Plan Year to Plan Year). An Eligible TD Participant may elect, in lieu of a percentage, to defer a specified dollar amount from his Annual Bonus, but not more than the total amount of the Annual Bonus. Any percentage election shall be applied to the Participant’s gross Bonus without reduction for any FICA Tax applicable to the Bonus, but the deferral amount shall be deducted after any FICA Tax applicable to the Bonus and other tax withholding related to the amount of such FICA Taxes as permitted under Code Section 409A, and shall not exceed the remaining amount of the Bonus after reduction for FICA Taxes and such related tax withholding.
          (d) Crediting of Deferral Contributions. For each Plan Year that a Participant has a Salary Deferral Election or Annual Bonus Election in effect, the Administrative Committee shall credit the amount of such Participant’s Deferral Contributions to his Account on, or as soon as practicable after, the Valuation Date on which such amount would have been paid to him but for his Salary Deferral Election or Annual Bonus Election.
     3.3 Matching Contributions.
          (a) Matching Contributions for Territory Directors. With respect to each Eligible TD Participant who defers all or part of his Base Salary and/or Annual Bonus for a Plan Year, the Participating Company will make a Matching Contribution. The amount of such Matching Contribution will equal 100% of the first $100,000 (or any lesser amount) of the Eligible TD Participant’s Base Salary and/or Annual Bonus for such Plan Year that such Eligible TD Participant elects to contribute to the Plan as a Deferral Contribution. For clarity, the “Annual Bonus for a Plan Year” includes the Annual Bonus earned during such Plan Year and paid in the following Plan Year, and not any Annual Bonus paid during such Plan Year that was earned in a prior year. Any Matching Contributions made pursuant to this subsection (a) will be 100% vested at the time they are credited to the applicable Eligible TD Participant’s Account and will be distributed to such Eligible TD Participant at the same time and in the same form as the Deferral Contributions to which such Matching Contributions relate are distributed pursuant to Articles V and VI. Matching Contributions for a Plan Year made pursuant to this subsection (a) will be credited to an Eligible TD Participant’s Account during the first calendar quarter after the end of such Plan Year, and will be allocated to Annual Bonus deferrals first, then to Base Salary deferrals to the extent that the amount of Annual Bonus deferred for the year is less than $100,000.
          (b) Other Matching Contributions. If and to the extent the Chief Executive Officer (to the extent duly authorized), his duly authorized designee, or the Compensation Committee determines that, in addition to the Matching Contributions for certain Territory Directors as described in subsection (a) hereof, the Controlling Company will make Matching Contributions for some or all Participants, then as of the end of each payroll period (or such other date or time as the Administrative Committee, in its sole discretion, determines from time-to-time), the Administrative Committee shall credit to each Participant’s Account for such period a Matching Contribution equal to the amount of the Matching Contribution so determined.
     3.4 Discretionary Contributions.
          The amount of a Discretionary Contribution (if any) shall be determined by the Chief Executive Officer of the Controlling Company (to the extent duly authorized) or his duly authorized designee, and/or by the Compensation Committee, in his or its sole discretion. The Administrative Committee shall credit any such Discretionary Contribution to the Account of a Participant as of any Valuation Date.
     3.5 Debiting of Distributions.
          As of each Valuation Date, the Administrative Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

     3.6 Crediting of Earnings.
          As of each Valuation Date, the Administrative Committee shall credit to each Participant’s Account the amount of earnings and/or losses applicable thereto for the period since the immediately preceding Valuation Date. Such crediting of earnings and/or losses shall be effected as of each Valuation Date, as follows:
          (a) General Rule.
          (i) Rate of Return. The Administrative Committee shall first determine a rate of return for the period since the immediately preceding Valuation Date for each of the Investment Funds;
          (ii) Amount Invested. The Administrative Committee next shall determine the amount of (i) each Participant’s Account that was deemed invested in each Investment Fund as of the immediately preceding Valuation Date; minus (ii) the amount of any distributions debited from the amount determined in clause (i) since the immediately preceding Valuation Date; and
          (iii) Determination of Amount. The Administrative Committee shall then apply the rate of return for each Investment Fund for such Valuation Date (as determined in subsection (a) hereof) to the amount of the Participant’s Account deemed invested in such Investment Fund for such Valuation Date (as determined in subsection (b) hereof), and the total amount of earnings and/or losses resulting therefrom shall be credited to such Participant’s Account as of the applicable Valuation Date.
          (b) Cash Dividends. For Company Stock Units that have been credited to a Participant’s Account on or before a record date for Company Stock cash dividends and that remain credited to his Account through the corresponding dividend payment date, the Administrative Committee shall credit to such Participant’s Account (in the subaccount where the related Company Stock Units are held) a dollar amount equal to the amount of cash dividends that would have been paid on his Company Stock Units if each Company Stock Unit constituted one share of Company Stock. Such dollar amount then will be converted into a number of Company Stock Units equal to the number of full and fractional shares of Company Stock that could have been purchased, at fair market value on the dividend payment date, with such dollar amount.
          (c) Adjustments for Stock Dividends and Splits. In the event of any subdivision or combination of the outstanding shares of Company Stock, by reclassification, stock split, reverse stock split or otherwise, or in the event of the payment of a stock dividend on Company Stock, or in the event of any other increase or decrease in the number of outstanding shares of Company Stock, other than the issuance of shares for value received by the Controlling Company or the redemption of shares for value, the number of Company Stock Units credited to a Participant’s Account shall be adjusted upward or downward, as the case may be, to reflect the subdivision or combination of the outstanding shares. The amount of increase or decrease in the number of Company Stock Units in such event will be equal to the adjustment that would have been made if each Company Stock Unit credited to a Participant’s Account immediately prior to the event constituted one share of Company Stock.
     3.7 Value of Account.
          (a) General Rule. The value of a Participant’s Account as of any date shall be equal to the aggregate value of all contributions and all investment earnings deemed credited to his Account as of such date, determined in accordance with this Article III.
          (b) Value of Company Stock.
          (i) New York Stock Exchange. For all purposes under the Plan for which the value of Company Stock must be determined as of any particular date as of which Company Stock is trading on the New York Stock Exchange, the fair market value per share of Company Stock on such date shall be the closing price of Company Stock on the New York Stock Exchange on such date. If, for any reason, the fair market value per share of Company Stock cannot be ascertained or is unavailable for a particular date, the fair market value of Company Stock on such date shall be determined as of the nearest preceding date on which the fair market value can be ascertained pursuant to the terms hereof.
          (ii) Other Exchange. For all purposes under the Plan for which the value of Company Stock must be determined as of any particular date on which Company Stock is not trading on the New York Stock Exchange but on which Company Stock is trading on another national securities exchange in the United States, the fair market value per share of Company Stock shall be the closing price of the Company Stock on such national securities exchange on such date. If Company Stock is trading on such other national securities exchange in the United States on such date but no sales of shares of Company Stock occurred thereon, the fair market value per share of Company Stock shall be the closing price of the Company Stock on the nearest preceding date. If on any particular date a public market shall exist for Company Stock but Company Stock is not trading on a national securities exchange in the United States, then, if Company Stock is listed on the National Market List by the National Association of Securities Dealers, Inc. (the “NASD”), the fair market value per share of Company Stock shall be the last sale price for such shares reflected on said market list for such date, and if Company Stock is not listed on the National Market List of the NASD, then the fair market value per share of Company Stock shall be the mean between the bid and asked quotations in the over-the-counter market for such shares on such date. If there is no bid and asked quotation for Company Stock on such date, the fair market value per share of Company Stock shall be the mean between the bid and asked quotations in the over-the-counter market for such shares on the nearest preceding date. If the fair market value per share of Company Stock cannot otherwise be determined under this Section as of a particular date, such value shall be determined by the Administrative Committee, in its sole discretion, based on all relevant available facts.

     3.8 Vesting.
          (a) General. A Participant shall at all times be fully vested in his Deferral Contributions, Stock Option Contributions and, for an Eligible TD Participant, his Matching Contributions made pursuant to Section 3.3(a), and the earnings credited to his Account with respect to such Deferral, Stock Option and Matching Contributions. Any Matching Contributions made pursuant to Section 3.3(b) and/or Discretionary Contributions credited to a Participant’s Account and the earnings credited with respect thereto shall vest in accordance with the vesting schedule(s) specified and made effective for such contributions by the Chief Executive Officer of the Controlling Company (to the extent duly authorized) or his duly authorized designee, or the Compensation Committee, as applicable, in its sole discretion.
          (b) Change in Control. If a Change in Control occurs with respect to the Controlling Company, Participants shall be or become immediately 100% vested in the Matching Contributions made pursuant to Section 3.3(b) and the Discretionary Contributions credited to their Accounts as of the date of such Change in Control. Matching Contributions made pursuant to Section 3.3(b) and Discretionary Contributions credited to Participants’ Account after the date of a Change in Control shall continue to vest in accordance with the applicable vesting schedules as applied to such Matching and Discretionary Accounts before the Change in Control.
          (c) Individual Agreements. In addition to the vesting dates provided in subsections (a) and (b), a Participant’s Matching Contributions made pursuant to Section 3.3(b) and/or Discretionary Contributions, and the earnings credited with respect thereto, shall vest at the time or times provided in any employment agreement, offer letter or other valid written agreement between the Participant and an Affiliate.
     3.9 Notice to Participants of Account Balances.
          At least once for each Plan Year, the Administrative Committee shall cause a written statement of a Participant’s Account balance to be distributed to the Participant.
     3.10 Good Faith Valuation Binding.
          In determining the value of the Accounts, the Administrative Committee shall exercise its best judgment, and all such determinations of value (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries.
     3.11 Errors and Omissions in Accounts.
          If an error or omission is discovered in the Account of a Participant, the Administrative Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV
INVESTMENT FUNDS
     4.1 Selection by Administrative Committee.
          From time to time, the Administrative Committee shall select two or more Investment Funds for purposes of determining the rate of return on amounts deemed invested in accordance with the terms of the Plan. The Administrative Committee may change, add or remove Investment Funds on a prospective basis at any time(s) and in any manner it deems appropriate.
     4.2 Participant Direction of Deemed Investments.
          Each Participant generally may direct the manner in which his Account shall be deemed invested in and among the Investment Funds; provided, (i) any Stock Option Contributions shall be and at all times remain credited to the Company Stock Fund, and (ii) any amounts credited to the Company Stock Fund shall at all times remain credited to such fund until the date such amount is distributed to the Participant or his Beneficiary. Any Participant investment directions permitted hereunder shall be made in accordance with the following terms:
          (a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the rate of return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Accounts hereunder.
          (b) Investment of Contributions. Each Participant may make an Investment Election prescribing the percentage of the future contributions that will be deemed invested in each Investment Fund. An initial Investment Election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all contributions credited to such Participant’s Account after such date. Such Participant may make subsequent Investment Elections as of any Business Day, and each such election shall apply to all such specified contributions credited to such Participant’s Account after the Administrative Committee (or its designee) has a reasonable opportunity to process such election pursuant to such procedures as the Administrative Committee may determine from time-to-time. Any Investment Election made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant.
          (c) Investment of Existing Account Balances. Each Participant may make an Investment Election prescribing the percentage of his existing Account balance that will be deemed invested in each Investment Fund. Such Participant may make such Investment Elections as of any Business Day, and each such election shall be effective after the Administrative Committee (or its designee) has a reasonable opportunity to process such election. Each such election shall remain in effect until changed by such Participant.

          (d) Administrative Committee Discretion. The Administrative Committee shall have complete discretion to adopt and revise procedures to be followed in making such Investment Elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. Any procedures adopted by the Administrative Committee that are inconsistent with the deadlines or procedures specified in this Section shall supersede such provisions of this Section without the necessity of a Plan amendment.

ARTICLE V
PAYMENT OF POST-409A ACCOUNT BALANCES
     5.1 Amount of Benefit Payments for Post-409A Account.
          Payment of a benefit amount from a Participant’s Post-409A Account as of any Payment Date hereunder shall be calculated by determining the vested amount credited to the Participant’s Post-409A Account that is payable on such Payment Date, determined as of the Valuation Date on which the distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
     5.2 Timing and Form of Distribution of Post-409A Account.
          (a) Timing of Distributions.
          (i) Default Timing of Distribution. Except as provided in Sections 5.3, 5.4 and 5.5, and subsections (a)(ii) and (c) hereof, the Payment Date for a Participant’s Post-409A Account shall be: (i) within 90 days after the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service.
          (ii) Payment Date Election. A Participant may elect, at the time he makes a Salary Deferral Election or Annual Bonus Election, to have the Payment Date for the portion of his Post-409A Account balance attributable to such election (including any vested Matching Contributions related to Deferral Contributions made pursuant to such Salary Deferral Election or Annual Bonus Election, respectively) be a specified date that is after the one-year period following the end of the Plan Year to which the election applies. Notwithstanding the foregoing election timing requirements, if the Participant elected a Payment Date before January 1, 2009, such Payment Date election shall apply in accordance with transition rules under Code Section 409A. A Participant may elect a different Payment Date with respect to his Salary Deferral Election and with respect to his Annual Bonus Election for each Plan Year.
          (b) Form of Distribution for Post-409A Account Balances.
          (i) Single-Sum Payment. Except as provided in Section 5.5 and subsections (b)(ii) and (c) hereof, the portion of a Participant’s Post-409A Account payable on a given Payment Date shall be distributed in the form of a single lump-sum payment.

          (ii) Annual Installments.
          (A) Election of Annual Installments. A Participant may elect, at the time he makes a Salary Deferral Election or Annual Bonus Election, to receive the benefit attributable to such election (including any vested Matching Contributions related to Deferral Contributions made pursuant to the Salary Deferral Election or Annual Bonus Election) in the form of annual installments. A Participant may elect a different form of payment with respect to his Salary Deferral Election and with respect to his Annual Bonus Election for each Plan Year. Notwithstanding the foregoing election timing requirements, if the Participant elected a form of payment before January 1, 2009, such election shall apply in accordance with transition rules under Code Section 409A.
          (B) Installment Periods. The installment payments shall be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant shall be specified at the time the Participant makes the deferral election in which the installment payments are elected.
          (c) Modifications of Form and Timing.
          (i) Availability of Election. A Participant may make one or more elections to (i) delay the payment (or commencement) of the portion of his Post-409A Account attributable to a selected Plan Year’s Salary Deferral Election or Annual Bonus Election, and/or (ii) change the form of payment to: (A) have the portion of his Post-409A Account attributable to such election paid in the form of annual installment payments as described above, (B) change the number of installment payments elected, or (C) change installments to a lump sum. Any election under this subsection shall specify the number of installment payments elected, if any.
          (ii) Delay in Payment Date. In the event of an election under subsection (i), the Payment Date for the portion of the Participant’s Post-409A Account attributable to such election shall be delayed to 5 years after the date of payment that applied prior to the election, or such later date as may be elected by the Participant under subsection (i).
          (iii) Restrictions. Any election under this subsection (c) shall not take effect until 12 months after the date on which the election is made, and, if made within 12 months before the payment was scheduled to begin or be made under the previous payment terms, shall not be effective. In the case of an amount payable on a specified calendar date selected under Section 5.2(a)(ii) or subsection (c)(i), an election under this subsection (c) shall be made at least 1 year before such specified date.

          (d) Medium of Payment. All distributions shall be made in the form of cash, except for amounts deemed invested in the Company Stock Fund, which shall be distributed in whole shares of Company Stock with fractional shares paid in cash.
          (e) Order of Distribution. If any portion of a Participant’s Post-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Post-409A Account shall be made first from such amounts. After all amounts deemed invested in the Company Stock Fund have been distributed, any remaining amounts shall be distributed in cash.
          (f) Cash-out.
          (i) Employee Deferral Cashout. Except as provided in subsection (v) below, if at any time a Participant’s Post-409A Account balance attributable to the aggregate of his Deferral Contributions does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay the Participant’s entire Post-409A Account balance attributable to Deferral Contributions in an immediate single-sum payment. For purposes of determining the amount of Deferral Contributions in a Participant’s Post-409A Account in order to apply this provision, any deferrals of compensation that the Participant has elected under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Post-409A Account balance attributable to Deferral Contributions hereunder.
          (ii) Cashout of Employer Contributions. Except as provided in subsection (v) below, if at any time a Participant’s Post-409A Account balance, other than amounts attributable to Deferral Contributions, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), the Administrative Committee may elect, in its sole discretion, to pay such portion of the Participant’s Post-409A Account balance in an immediate single-sum payment. For purposes of determining the amount of a Participant’s Post-409A Account other than Deferral Contributions in order to apply this provision, any deferrals of compensation other than Participant elective deferrals under this or any other nonqualified deferred compensation plan maintained by an Affiliate that is an “account balance plan” subject to Code Section 409A shall be considered as part of the Participant’s Post-409A Account balance other than amounts attributable to Deferral Contributions hereunder.
          (iii) Documentation of Determination. Any exercise of the Administrative Committee’s discretion pursuant to subsections (i) and (ii) shall be evidenced in writing no later than the date of the distribution.
          (iv) Mandatory Cash-Out. Notwithstanding anything in this section 5.2 or a Participant’s election to the contrary, if a Participant’s total vested Post-409A Account balance is less than $25,000 on the date of the Participant’s Separation from Service, such Participant’s Post-409A Account shall be distributed in a single lump sum payment within 90 days after the date of the Participant’s Separation from Service.

          (v) Six Month Delay for Key Employees. Notwithstanding the foregoing, to the extent provided by Code Section 409A, with respect to a Participant who is a Key Employee on the date he Separates from Service, no payment under this subsection (f) made on account of such Participant’s Separation from Service shall be made within 6 months after the date the Participant Separates from Service.
     5.3 Change in Control.
          If a Participant who is employed by an Affiliate of the Controlling Company Separates from Service during the 1-year period immediately following a Change in Control, such Participant’s Post-409A Account shall be paid in a single lump sum, and the Payment Date for such Participant’s Post-409A Benefit shall be (i) the 30th day after the date the Participant Separates from Service, in the case of a Participant who is not a Key Employee on the date he Separates from Service; or (ii) 6 months after the date the Participant Separates from Service, in the case of a Participant who is a Key Employee on the date he Separates from Service; provided, to the extent provided by Code Section 409A, each time a Participant makes an election under Section 5.2(c) to change the form or timing of payment of a portion of his Post-409A Account, the Payment Date under this Section 5.3 for the portion of the Participant’s Post-409A Account attributable to such election shall be delayed to 5 years after the date of payment that applied prior to the election.
     5.4 Death Benefits.
          If a Participant dies before full payment of his Post-409A Account is made, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the entire vested amount credited to such Participant’s Post-409A Account. The Post-409A Account shall be distributed to such Beneficiary or Beneficiaries in the form of a single-sum payment, and the Payment Date shall be the 30th day after the date of the Participant’s death.
     5.5 Distribution of Post-409A Account Discretionary Contributions.
          (a) Participant Election. Subject to Section 5.2(f), if permitted by the Administrative Committee, a Participant may elect (i) to have the Payment Date for the portion of his Post-409A Account balance attributable to Discretionary Contributions be a specified date that is after the one-year period following the end of the Plan Year in which the Discretionary Contribution is made, and/or (ii) to receive such benefit in the form of annual installments, all as provided in this subsection.
          (i) Timing. An election under this subsection (a) must be made before the beginning of the Plan Year in which the services to which the Discretionary Contribution is attributable began. Notwithstanding the foregoing election timing requirements, if the Participant elected a Payment Date before January 1, 2009, such Payment Date election shall apply in accordance with transition rules under Code Section 409A. A Participant may elect a different Payment Date and/or form of payment with respect to his Discretionary Contributions for each Plan Year, subject to the election timing rules in this subsection. Any payment election under this subsection (a) shall remain in effect from Plan Year to Plan Year until the earlier of (A) the date the election is modified or revoked by the Participant with respect to Discretionary Contributions attributable to services performed beginning in a future Plan Year, or (B) the date of the Participant’s Separation from Service.
          (ii) Installment Periods. The installment payments shall be made in substantially equal annual installments over a period of not less than 2 years and not more than 10 years (adjusted for earnings between payments in the manner described in Section 3.6), beginning on the applicable Payment Date. The number of annual installment payments elected by the Participant shall be specified at the time the Participant makes the installment payment election.
          (b) No Deferral Election. To the extent that the Participant does not make an election as provided in subsection (a), his vested Discretionary Contribution shall be distributed in a single lump sum payment within 90 days after his Separation from Service.
     5.6 Hardship Withdrawals.
          Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the applicable Participating Company to pay an in-service distribution to such Participant from the Participant’s vested Post-409A Account. Such distribution shall be paid in a lump sum payment within 90 days after the date that the Administrative Committee determines that a Financial Hardship exists, which must be prior to the Participant’s Separation from Service. The amount of such lump sum payment shall be limited to the amount of such Participant’s vested Post-409A Account reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. Determinations of amounts reasonably necessary to satisfy the emergency need shall take into account any additional compensation that is available under the Plan due to cancellation of a deferral election upon a payment due to a Financial Hardship. However, the determination of amounts reasonably necessary to satisfy the emergency need shall not take into account any additional compensation that due to the Financial Hardship is available under the Plan or another nonqualified deferred compensation plan but has not actually been paid. If payment is made hereunder upon a Financial Hardship, it shall be so designated at the time of payment. The amount of such distribution shall reduce the Participant’s Post-409A Account balance as provided in Section 3.5.

     5.7 Taxes.
          (a) Amounts Payable Whether or Not Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder shall become subject to FICA Tax or any state, local or foreign tax obligations, which a Participating Company shall be required to pay or withhold prior to the time the Participant’s Post-409A Account becomes payable hereunder, the Participating Company shall have the full power and authority to withhold and pay such tax and related taxes as permitted under Code Section 409A.
          (b) Amounts Payable Only if Account is in Pay Status. If the whole or any part of any Participant’s or Beneficiary’s Post-409A Account hereunder is subject to any taxes which a Participating Company shall be required to pay or withhold at the time the Post-409A Account becomes payable hereunder, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property that the Participating Company holds for the account of the Participant or Beneficiary, excluding, except as provided in this Section, any portion of the Participant’s Post-409A Account that is not then payable.
     5.8 Offset of Post-409A Account by Amounts Owed to the Company.
          Notwithstanding anything in the Plan to the contrary, the Administrative Committee may, in its sole discretion, offset any benefit payment or payments of a Participant’s or Beneficiary’s Post-409A Account under the Plan by any amount owed by such Participant or Beneficiary (whether or not such obligation is related to the Plan) to any Affiliate; provided, no such offset will apply before the Post-409A Account is otherwise payable under the Plan, unless the following requirements are satisfied: (i) the debt owed to the Affiliate was incurred in the ordinary course of the relationship between the Participant and the Affiliate, (ii) the entire amount of offset to which this sentence applies in a single taxable year does not exceed $5,000, and (iii) the offset occurs at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or Beneficiary.
     5.9 No Acceleration of Post-409A Account Payments.
          Except as otherwise provided in this Section, no payment scheduled to be made under this Article V may be accelerated. Notwithstanding the foregoing, the Administrative Committee, in its sole discretion, may accelerate any payment scheduled to be made under this Article V in accordance with Code Section 409A (for example, upon certain terminations of the Plan, limited cashouts or to avoid certain conflicts of interest); provided, a Participant may not elect whether his scheduled payment will be accelerated pursuant to this sentence.

ARTICLE VI
PAYMENT OF PRE-409A ACCOUNT BALANCES
     6.1 Benefit Payments of Pre-409A Accounts Upon Termination of Service for Reasons Other Than Death.
          (a) General Rule Concerning Benefit Payments. In accordance with the terms of subsection (b) hereof, if a Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death, he (or his Beneficiary, if he dies after such termination of employment but before distribution of his Account) shall be entitled to receive or begin receiving a distribution of the entire vested amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this subsection, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure.
          (b) Timing of Distribution.
          (i) Except as provided in subsection (b)(ii) hereof, the Pre-409A Account payable to a Participant under this Section shall be distributed as soon as administratively feasible after the date the Participant terminates his employment with the Controlling Company and all of its Affiliates for any reason other than death.
          (ii) A Participant was permitted to elect, at the time he made his initial Salary Deferral or Annual Bonus Election or election to make Stock Option Contributions, to have his Pre-409A Account payable under this Section paid (or commenced) on any date (whether before or after the date his employment terminates, but not earlier than 1 year after the end of the Plan Year for which such election applies) specified in such election. A Participant was permitted to elect a different benefit commencement date with respect to his Salary Deferral and Annual Bonus Elections and his Stock Option Contributions; provided, unless determined otherwise by the Administrative Committee, a Participant may elect no more than 2 different benefit commencement dates with respect to his Salary Deferral and Annual Bonus Elections and may elect only 1 commencement date with respect to his Stock Option Contributions. The Administrative Committee shall pay (or commence the payment of) the Participant’s Pre-409A Account as soon as administratively feasible after the time specified in such election; provided, with respect to each initial scheduled benefit commencement date, (as determined in accordance with the preceding sentence or subsection (b)(i) hereof), the Participant may make a one-time election in writing, at least 1 year before such initial scheduled benefit commencement date, to delay the payment (or commencement) of his total benefit payable on such date to a later date, and such total benefit shall be paid (or commenced) as soon as administratively feasible after such delayed date.

     6.2 Form of Distribution for Pre-409A Account.
          (a) Single-Sum Payment. Except as provided in subsection (b) hereof, the Pre-409A Account payable to a Participant under Section 6.1 shall be distributed in the form of a single-sum payment.
          (b) Annual Installments. A Participant was permitted to elect, at the time he made his initial Salary Deferral or Annual Bonus Election or election to make Stock Option Contributions to have his Pre-409A Account payable under Section 6.1 paid in the form of annual installment payments. If a Participant did not initially elect the installment form of distribution for any portion of his benefit, that portion of his benefit shall be paid in the form of a lump sum payment unless, at least 1 year before his initial scheduled benefit commencement date (as determined in accordance with Section 6.1), the Participant makes a one-time election in writing to receive such benefit in the form of installment payments (in accordance with the terms of this subsection). The following terms and conditions shall apply to installment payments made with respect to a Participant’s Pre-409A Account under the Plan:
          (i) The installment payments shall be made in substantially equal annual installments (adjusted for investment income between payments in the manner described in Section 3.6); provided, in no event shall such payments be made over a period in excess of 10 years. The initial value of the obligation for the installment payments shall be equal to the amount of the Participant’s Pre-409A Account balance calculated in accordance with the terms of Section 6.1(a).
          (ii) If a Participant dies after payment of his benefit from the Plan has begun, but before his entire benefit has been distributed, the remaining amount of his Pre-409A Account balance shall be distributed to the Participant’s designated Beneficiary in the form of a single-sum payment.
          (iii) Notwithstanding any election under this Section 6.2(b) to the contrary, with respect to any Participant whose Pre-409A Account distribution as of the date it is scheduled to commence in accordance with Section 6.1(b) is less than $10,000 per year, or such other minimum amount as may be determined by the Administrative Committee in its sole discretion, such benefit shall be paid in a lump sum payment.
          (c) Multiple Forms of Distribution. To the extent a Participant elects multiple benefit commencement dates in accordance with Section 6.1(b)(ii), such Participant may elect, with respect to the total benefit corresponding to each benefit commencement date, to receive such total benefit in the form of either a single-sum payment or annual installments as set forth above.
          (d) Change in Control. Notwithstanding anything in Section 6.1 or this Section 6.2 or any election made by the Participant to the contrary, any Participant (i) who terminates employment with all Affiliates for a reason other than his death within the 12 month period beginning on the date a Change in Control occurs, or (ii) whose installment payments as elected under Section 6.2(b) have commenced or are scheduled to commence as of the date of the Change in Control, will receive a full distribution of the Pre-409A Account payable under

Section 6.1(a) in the form of a lump sum payment. Such payment shall be made as soon as administratively feasible after the date the Participant terminates employment with all Affiliates for any reason other than death or the date of the Change in Control, as applicable.
          (e) Form of Assets. All distributions shall be made in the form of cash, except for amounts deemed invested in the Company Stock Fund (which shall be distributed in whole shares of Company Stock with fractional shares paid in cash).
          (f) Order of Distribution. If any portion of a Participant’s Pre-409A Account is deemed invested in the Company Stock Fund, any partial distributions from such Participant’s Pre-409A Account shall be made first from such amounts. After all amounts deemed invested in the Company Stock Fund have been distributed, any remaining amounts shall be distributed in cash, as provided for in subsection (e) hereof.
     6.3 Death Benefits.
          If a Participant dies before payment of his Pre-409A Account from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Administrative Committee shall be entitled to receive a distribution of the total of the entire vested amount credited to such Participant’s Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. For purposes of this Section, the “Valuation Date on which such distribution is processed” refers to the Valuation Date established for such purpose by administrative practice, even if actual payment is made or commenced at a later date due to delays in valuation, administration or any other procedure. The Pre-409A Account shall be distributed to such Beneficiary or Beneficiaries, as soon as administratively feasible after the date of the Participant’s death, in the form of a single-sum payment in cash or Company Stock as prescribed in Section 6.2(e).
     6.4 In-Service Distributions.
          (a) Hardship Distributions. Upon receipt of an application for an in-service hardship distribution and the Administrative Committee’s decision, made in its sole discretion, that a Participant has suffered a Financial Hardship, the Administrative Committee shall cause the Controlling Company to pay an in service distribution to such Participant from such Participant’s Pre-409A Account. Such distribution shall be paid in a lump sum payment, in cash or Company Stock as prescribed in Section 6.2(e), as soon as administratively feasible after the Administrative Committee determines that the Participant has incurred a Financial Hardship. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Participant’s requirements resulting from the Financial Hardship. The amount of such distribution shall reduce the Participant’s Pre-409A Account balance as provided in Section 3.5.
          (b) Distributions with Forfeiture. Notwithstanding any other provision of this Article VI to the contrary, a Participant may elect, at any time prior to termination of his employment with the Controlling Company and all of its Affiliates, to receive a distribution of a portion of the total of the entire vested amount credited to his Pre-409A Account, determined as of the Valuation Date on which such distribution is processed. Such distribution shall be made in the form of a single-sum payment, in cash or Company Stock as prescribed in Section 6.2(e), as soon as administratively feasible after the date of the Participant’s election under this subsection (b). At the time such distribution is made, an amount equal to 10% of the amount distributed shall be permanently and irrevocably forfeited (and, if the distribution request is for 90% or more of such Participant’s Pre-409A Account, the forfeiture amount shall be deducted from his distribution amount to the extent there otherwise will be an insufficient remaining Pre-409A Account balance from which to deduct this forfeiture). In addition, the Participant receiving such distribution shall not be eligible to actively participate in the Plan during the Plan Year next following the Plan Year in which the distribution is made.
     6.5 Taxes.
          If the whole or any part of any Participant’s or Beneficiary’s Pre-409A Account hereunder shall become subject to any estate, inheritance, income or other tax which the Participating Company shall be required to pay or withhold, the Participating Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected, except any portion of the Post-409A Account that is not then payable. Prior to making any payment, the Participating Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

ARTICLE VII
CLAIMS
     7.1 Rights.
          If a Participant or Beneficiary has any grievance, complaint or claim concerning any aspect of the operation or administration of the Plan, including but not limited to claims for benefits (collectively referred to herein as “claim” or “claims”), such claimant shall submit the claim in accordance with the procedures set forth in this Article. All such claims must be submitted within the “applicable limitations period.” The “applicable limitations period” shall be 2 years, beginning on (i) in the case of any lump-sum payment, the date on which the payment was made, (ii) in the case of a periodic payment, the date of the first in the series of payments, or (iii) for all other claims, the date on which the action complained of occurred. Additionally, upon denial of an appeal pursuant to Section 7.2(b), a Participant or Beneficiary shall have 90 days within which to bring suit for any claim related to such denied appeal; any such suit initiated after such 90-day period shall be precluded.
     7.2 Claim Procedure.
          (a) Initial Claim. Claims for benefits under the Plan may be filed in writing with the Administrative Committee on forms or in such other written documents as the Administrative Committee may prescribe. The Administrative Committee shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed; provided, if special circumstances require an extension, the Administrative Committee may extend such 90-day period by up to an additional 90 days, by providing a notice of such extension to the claimant before the end of the initial 90-day period. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review (where appropriate), and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse determination on review.
          (b) Appeal. Any Participant or Beneficiary who has been denied a benefit, or his duly authorized representative, shall be entitled, upon request to the Administrative Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Administrative Committee’s possession in order to prepare the appeal. The request for review, together with a written statement of the claimant’s position, must be filed with the Administrative Committee no later than 60 days after receipt of the written notification of denial of a claim provided for in subsection (a). The Administrative Committee’s decision shall be made within 60 days following the filing of the request for review; provided, if special circumstances require an extension, the Administrative Committee may extend such 60-day period by up to an additional 60 days, by providing a notice of such extension to the claimant before the end of the initial 60-day period. If unfavorable, the notice of decision shall explain the reasons for denial, indicate the provisions of the Plan or other documents used to arrive at the decision, and state the claimant’s right to bring a civil action under ERISA Section 502(a).
     7.3 Satisfaction of Claims.
          Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Administrative Committee and the Participating Companies, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Administrative Committee or the Participating Companies. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, such payment shall be forfeited.

ARTICLE VIII
SOURCE OF FUNDS; TRUST
     8.1 Source of Funds.
          Except as provided in this Section and Section 8.2 (relating to the Trust), each Participating Company shall provide the benefits described in the Plan from its general assets. However, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets may be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the appropriate Participating Company shall have the obligation, and the Participant or Beneficiary who is due such benefits shall look to such Participating Company to provide such benefits.
     8.2 Trust.
          (a) Establishment. To the extent determined by the Controlling Company, the Participating Companies shall transfer the funds necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. Except as otherwise provided in the Trust Agreement, each transfer into the Trust Fund shall be irrevocable as long as a Participating Company has any liability or obligations under the Plan to pay benefits, such that the Trust property is in no way subject to use by the Participating Company; provided, it is the intent of the Controlling Company that the assets held by the Trust are and shall remain at all times subject to the claims of the general creditors of the Participating Companies.
          (b) Distributions. Pursuant to the Trust Agreement, the Trustee shall make payments to Plan Participants and Beneficiaries in accordance with a payment schedule provided by the Participating Company. The Participating Company shall make provisions for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by the Participating Company.
          (c) Status of the Trust. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Participating Companies other than as a general, unsecured creditor. Accordingly, a Participating Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.
          (d) Change in Control. Notwithstanding anything in this Article VIII to the contrary, in the event of a Change in Control, each of the Participating Companies shall immediately transfer to the Trustee an amount equal to the aggregate of all benefit amounts (determined as of the Valuation Date as of which the Change in Control occurs) of all Participants for which such Participating Company is liable for payment in accordance with the terms of Section 3.1(c). The funds so transferred shall be held and administered by the Trustee pursuant to the terms of the Trust Agreement and the foregoing provisions of this Section 8.2.

     8.3 Funding Prohibition under Certain Circumstances.
          Notwithstanding anything in this Article VIII to the contrary, no assets will be set aside to fund benefits under the Plan if such setting aside would be treated as a transfer of property under Code Section 83 pursuant to Code Section 409A(b).

ARTICLE IX
ADMINISTRATIVE COMMITTEE
     9.1 Action.
          Action of the Administrative Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Administrative Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Administrative Committee.
     9.2 Rights and Duties.
          The Administrative Committee shall administer the Plan and shall have all the powers necessary to accomplish that purpose, including (but not limited to) the following:
          (a) To construe, interpret and administer the Plan;
          (b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;
          (c) To compute and certify to the Participating Company the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;
          (d) To authorize all disbursements by the Participating Company pursuant to the Plan;
          (e) To maintain all the necessary records of the administration of the Plan;
          (f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;
          (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;
          (h) To have all powers elsewhere conferred upon it; and
          (i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Administrative Committee shall have the exclusive right in its discretion to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.
     9.3 Compensation, Indemnity and Liability.
          The Administrative Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Administrative Committee shall be paid by the Participating Companies. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, except with regard to his own willful misconduct. The Participating Companies shall indemnify and hold harmless the Administrative Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the Administrative Committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE X
AMENDMENT AND TERMINATION
     10.1 Amendments.
          The Administrative Committee shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time; provided, any amendment that may result in significantly increased expenses under the Plan must be approved by the Compensation Committee. Any amendment shall be in writing and executed by a duly authorized officer of the Controlling Company. An amendment to the Plan may modify its terms in any respect whatsoever; provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment.
     10.2 Termination of Plan.
          (a) Freezing. The Controlling Company, through action of the Board or the Compensation Committee, reserves the right to discontinue and freeze the Plan at any time, for any reason. Any action to freeze the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. Upon the freezing of the Plan, Salary Deferral Elections and Annual Bonus Elections shall not apply to Base Salary or Annual Bonuses earned after the Plan Year in which the Plan is frozen.
          (b) Termination. The Controlling Company expects to continue the Plan but reserves the right to terminate the Plan and fully distribute all Accounts under the Plan at any time, for any reason; provided, the distribution of Post-409A Accounts shall be subject to the restrictions provided under Code Section 409A (including, to the extent required by Code Section 409A, the 6-month delay that applies to distributions to Key Employees following Separation from Service). Any action to terminate the Plan shall be taken by the Board or the Compensation Committee in the form of a written Plan amendment executed by a duly authorized officer of the Controlling Company. If the Plan is terminated, each Participant shall become 100 percent vested in his Account. Such termination shall be binding on all Participants and Beneficiaries.

ARTICLE XI
MISCELLANEOUS
     11.1 Beneficiary Designation.
          (a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Administrative Committee may determine.
          (b) No Designation or Designee Dead or Missing. In the event that:
          (i) a Participant dies without designating a Beneficiary;
          (ii) the Beneficiary designated by a Participant is not surviving when a payment is to be made to such person under the Plan, and no contingent Beneficiary has been designated; or
          (iii) the Beneficiary designated by a Participant cannot be located by the Administrative Committee within the maximum time limit for payment of benefits to such person (or within 1 year from the date benefits are to be paid to such person in the case of the Participant’s Pre-409A Account);
then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the Participant’s Surviving Spouse, if any, and if not, the estate of the Participant.
     11.2 Distribution Pursuant to Domestic Relations Order.
          Upon receipt of a valid domestic relations order (determined in accordance with the rules applicable to a tax-qualified retirement plan under Code Section 401(a)) requiring the distribution of all or a portion of a Participant’s vested Account to an alternate payee, the Administrative Committee shall cause the Controlling Company to pay a distribution to such alternate payee.
     11.3 Taxation.
          It is the intention of the Controlling Company that the benefits payable hereunder shall not be deductible by the Participating Companies nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Participating Company, or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Controlling Company that they shall be deductible by the Participating Companies under Code Section 162. The Plan is intended to satisfy the requirements of Code Section 409A with respect to Post-409A Accounts, and the Administrative Committee shall use its reasonable best efforts to interpret and administer the Plan in accordance with such requirements.

     11.4 Elections Prior to 2009.
          To the extent not consistent with the terms of this Plan, Salary Deferral Election forms and Annual Bonus Election forms submitted under the Plan prior to the Effective Date for Plan Years beginning after December 31, 2004, shall be deemed modified to conform to the provisions of this document. Without limiting the generality of the foregoing, (i) any reference to payment as soon as administratively feasible following separation from service shall be deemed to mean within 90 days following separation from service; (ii) any statement that the election will remain in effect for all future years until changed will be deemed modified to conform to subsection 3.2(b); (iii) any statement that if payments are less than $10,000 annually they will be paid in a single lump sum will be modified to provide for the cash-out distributions described in subsection 5.2(f) instead; and (iv) any statement that benefits will be paid beginning on the first day of the calendar quarter following Separation from Service will be deemed to provide for payment within 90 days after Separation from Service instead.
     11.5 No Employment Contract.
          Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between a Participating Company and any Participant to the effect that the Participant will be employed by the Participating Company for any specific period of time.
     11.6 Headings.
          The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.
     11.7 Gender and Number.
          Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.
     11.8 Assignment of Benefits.
          The right of a Participant or his Beneficiary to receive payments under the Plan may not be anticipated, alienated, sold, transferred, pledged, encumbered, attached or garnished by creditors of such Participant or Beneficiary, except: (i) by will or by the laws of descent and distribution and then only to the extent permitted under the terms of the Plan; or (ii) pursuant to a valid domestic relations order, in accordance with Section 11.2.
     11.9 Legally Incompetent.
          The Administrative Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Participating Company for the amount of such payment to the person on whose account such payment is made.
     11.10 Governing Law.
          The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia. If any provisions of this instrument are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
     IN WITNESS WHEREOF, the Controlling Company has caused the Plan to be executed by its duly authorized officer on the 23rd day of December, 2008.

Aflac Incorporated

By:	/s/ Daniel P. Amos
Daniel P. Amos
Chairman and Chief Executive Officer

Attest:	/s/ Joey M. Loudermilk
Joey M. Loudermilk
Corporate Secretary

EXHIBIT A
Participating Companies
(See §1.31)

Company Names	Effective Date
Communicorp, Inc.	Original Effective Date of the Plan

American Family Life Assurance Company of New York	Original Effective Date of the Plan

AFLAC International, Inc.	Original Effective Date of the Plan

American Family Life Assurance Company of Columbus	Original Effective Date of the Plan

A-1